Exhibit 10.1

September 24, 2018

Mr. Art A. Garcia
Address on file with the Company

Re:	CFO Transition and Retention Agreement
Dear Art:
This Transition and Retention Agreement (this “Agreement”) sets forth the understanding between you and Ryder System, Inc. (the “Company”) regarding your continued employment as Chief Financial Officer of the Company and your planned retirement and transition. On behalf of the Board of Directors of the Company, I want to thank you for your years of leadership and your willingness to provide continued service as Chief Financial Officer and then in the role of Special Advisor.

1.	Continued Service as Chief Financial Officer and Special Advisor

(a)Transition. Your service as Executive Vice President and Chief Financial Officer (“CFO”) of the Company will continue until the earlier of (1) the date your successor to the position of CFO of the Company commences employment with the Company and (2) April 30, 2019. After a successor commences employment (if prior to April 30, 2019), you will continue to be employed by the Company and serve as a Special Advisor to the Company’s Chief Executive Officer (the “CEO”). As Special Advisor, your duties may include supporting and providing guidance to the CEO and new CFO and such other reasonable duties as assigned to you by the CEO.

(b)Retirement Date. Your service as an employee with the Company will end on April 30, 2019 (the “Retirement Date”).

2.	Compensation

(a)Salary. From now until the Retirement Date (the “Transition Period”), you will continue to receive your current salary.

(b)Annual Bonus. The execution of this Agreement will not affect your eligibility to receive an annual bonus for 2018, which will be paid based on actual performance when 2018 bonuses are generally paid to senior executives of the Company subject to and in accordance with the terms of such annual bonus program. You will not be eligible to receive a bonus for fiscal year 2019 other than in accordance with the Amended and Restated Severance Agreement between you and the Company dated February 27, 2017 (your “Severance Agreement”).

(c)Long-Term Incentive Cash and Equity Awards. All of your outstanding long-term incentive awards, including stock options, restricted stock, performance-based restricted stock rights and performance-based cash awards, will continue to vest, be earned and be payable (and, for stock options, be exercisable) subject to and in accordance with their current terms. You will not receive any further equity or long-term incentive cash awards under the Company’s long-term incentive plans.

(d)Benefit Plans and Programs. During the Transition Period, subject to your continued service, you will continue to remain eligible to participate in the Company employee benefit plans and programs in which you currently participate on the same terms and conditions as other senior executives of the Company.

(e)Existing Severance Entitlements. As consideration of your agreement to continue to serve the Company as Chief Financial Officer and thereafter as Special Advisor, subject to your continued employment through March 1, 2019, you will be entitled to receive the benefits under your Severance Agreement payable upon an Involuntary Termination without Cause not due to a Change of Control, subject to the existing terms and conditions of your Severance Agreement. The execution of this Agreement does not otherwise affect the benefits you are entitled to under your Severance Agreement. Your benefits under your Severance Agreement will become payable in accordance with the terms therein. For the avoidance of do

Exhibit 10.1

ubt, your employment with the Company continues to be at-will, and if you voluntarily terminate your employment before March 1, 2019, you will only be entitled to receive the benefits under your Severance Agreement payable upon a voluntary termination without Good Reason.

3.	Ongoing Obligations and Other Terms

(a)Ongoing Obligations. You agree and acknowledge that your obligations under your Severance Agreement, including Section 5(f) (Additional Terms) and Section 10 (Restrictive Covenants), will continue in accordance with their terms. You acknowledge the potential restrictions on your future employment imposed by such provisions and covenants are reasonable in both duration and geographic scope and in all other respects.

(b)Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(c)Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

(d)Governing Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Florida without regard to its conflicts of law principles. You and the Company agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the State of Florida (or, if appropriate, a federal court located within the State of Florida), in either case located in Miami, Florida, and the parties consent to the jurisdiction of such court. You and the Company accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. You and the Company each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(e)Severability; Counterparts. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

(f)Section 409A of the Code. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. If and to the extent that any payment under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-1(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death or a change in ownership or effective control within the meaning of Section 409A). To the extent applicable, each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.
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Thank you again for your dedicated leadership and your continued service.
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Exhibit 10.1

To indicate agreement with the foregoing, please sign and return this Agreement to me.

On behalf of the Company:
By:    /s/ Robert E. Sanchez
Name:    Robert E. Sanchez
Title:    Chair of the Board and
Chief Executive Officer

Accepted and Agreed:
/s/ Art A. Garcia
Name:    Art A. Garcia

Date:    September 24, 2018